AMENDMENT NO. 4 TO

THE GREEN THUMB INDUSTRIES INC.

2018 STOCK AND INCENTIVE PLAN

Effective June 12, 2025, the Green Thumb Industries Inc. 2018 Stock and Incentive Plan (the “Plan”) is amended as follows:

1.
Section 4(a) shall be deleted and replaced in its entirety with the following:

Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 15% of the number of Shares outstanding at the time of granting of Awards, and for clarity, including the number of Shares issuable on conversion of the Super Voting Shares and the Multiple Voting Shares.